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SALES                         ALLMERICA INVESTMENTS, INC.
AGREEMENT                     440 Lincoln Street
                              Worcester, Massachusetts 01653
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                   Agreement, effective as of February 13, 1998, by and
                   between Allmerica Investments, Inc., a Massachusetts corporation (herein "Allmerica"), First Allmerica Financial Life Insurance Company, a Massachusetts corporation (herein "First Allmerica"), Allmerica Financial Life Insurance and Annuity Company, a Delaware corporation (herein "Allmerica Financial Life"), Chase Investment Services Corp., a Delaware corporation (herein "Broker-Dealer") and Chase Insurance Agency, Inc., an affiliate of Broker-Dealer (herein "General Agent").

                   Allmerica, First Allmerica and Allmerica Financial Life, subject to the terms and conditions set forth in this Agreement, authorize and appoint General Agent to solicit applications for the sale of Contracts. General Agent accepts this appointment and General Agent and Broker-Dealer agree to the terms and conditions set forth below.
DEFINITIONS
                   INSURANCE COMPANIES - All Contracts will be issued by First Allmerica or by Allmerica Financial Life, a subsidiary of First Allmerica. The Principal Office of First Allmerica and Allmerica Financial Life (herein collectively referred to as "the Insurance Companies") is located at 440 Lincoln Street, Worcester, Massachusetts 01653.

                   CONTRACTS - The variable annuity and variable life insurance contracts of the Insurance Companies listed on the attached Commission Schedule(s) and, in the case of group variable life insurance contracts, the individual certificates of insurance issued thereunder, for which Allmerica Investments, Inc., an affiliate of First Allmerica, has been appointed the exclusive distributor and principal underwriter.

                   REGISTERED REPRESENTATIVES - Individuals affiliated with General Agent and Broker-Dealer who are licensed as life insurance agents in those jurisdictions in which applications for the sale of Contracts are to be solicited and who are also duly registered with the National Association of Security Dealers, Inc. (herein "NASD") in compliance with the '34 Act.

                   '33 ACT - The Securities Act of 1933, as amended.

INDEPENDENT        '34 ACT - The Securities Exchange Act of 1934, as amended.
CONTRACTOR
STATUS             SECTION 1.  Nothing in this Agreement will be construed to create the relationship of employer and employee between Allmerica or either Insurance Company and General Agent,
                   Broker-Dealer or any Registered Representative.  General
                   Agent and Registered Representatives will be free to exercise their independent judgment

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                   as to the time, place and manner of solicitation and
                   servicing of business underwritten by the Insurance
                   Companies.  However, General Agent, Broker-Dealer and
                   Registered Representatives shall have no authority to
                   act on behalf of Allmerica or the Insurance Companies
                   in a manner which does not conform to applicable statutes, ordinances, or governmental regulations or to reasonable
                   rules adopted from time to time by Allmerica or the
LIMITATIONS        Insurance Companies, which said reasonable rules shall have
ON AUTHORITY       been provided in writing to Broker-Dealer and General Agent.


                   SECTION 2.  General Agent, Broker-Dealer and Registered
                   Representatives will have no authority to accept risks of
                   any kind; to make, alter or discharge Contracts; to waive
                   forfeitures or exclusions; to alter or amend any papers
                   received from either Insurance Company; to deliver any life insurance Contract or any document, agreement or endorsement changing the amount of insurance coverage if General Agent,
                   Broker-Dealer or the soliciting Registered Representative
                   knows or has reason to believe that the insured is
                   uninsurable; or to accept any payment unless the payment
LICENSING AND      meets the minimum payment requirement for the Contract
REGISTRATION       established by the Insurance Company.

                   SECTION 3. General Agent and Broker-Dealer are hereby authorized to recommend Registered Representatives for appointment by the Insurance Companies and only individuals so recommended by General Agent or Broker-Dealer shall become Registered Representatives hereunder. The Insurance Companies agree to apply for life insurance agent appointments in the appropriate jurisdictions for such recommended Registered Representatives.

                   Notwithstanding the foregoing, the Insurance Companies and
                   Allmerica reserve the right to refuse to appoint any
                   proposed Registered Representative and/or to terminate any
                   Registered Representative who has been appointed by the
                   Insurance Companies.  The Insurance Companies shall promptly notify General Agent and Broker-Dealer in writing if the
AGREEMENTS BY      Insurance Companies or Allmerica terminate the appointment
GENERAL AGENT      of a Registered Representative.
AND BROKER-
DEALER             SECTION 4.  Broker-Dealer agrees that at all times when
                   performing its duties under this Agreement it shall be duly registered as a securities broker-dealer under the '34 Act, be a member in good standing of the NASD, and be duly licensed or registered as a securities broker-dealer in each jurisdiction where such licensing or registration is required in connection with the sale of the Contracts or the supervision of Registered Representatives who solicit applications for the Contracts.

                   General Agent agrees that at all times when performing its duties under this Agreement it shall be duly licensed to sell Contracts in each jurisdiction in which General Agent intends to perform hereunder.

                   General Agent and Broker-Dealer shall be responsible for carrying out their sales and administrative obligations under this Agreement in continued compliance with the NASD Rules of Fair Practice, federal and state securities laws and regulations,

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                   and state insurance laws and regulations. General Agent and
                   Broker-Dealer agree to offer the Contracts for sale through their Registered Representatives and, in the case of Contracts which require registration, to offer such Contracts only in accordance with the prospectus. General Agent, Broker-Dealer and Registered Representatives are not authorized to give any information or make any representations concerning such Contracts other than those contained in the prospectus or in such sales literature or advertising as may be authorized by Allmerica.

                   General Agent and Broker-Dealer agree that they shall be responsible for ensuring that no person shall offer or sell Contracts requiring registration on their behalf until such person is appropriately licensed, registered or otherwise qualified to offer and sell such Contracts under the state and federal securities laws and the insurance laws of each jurisdiction in which such person intends to solicit.

                   General Agent and Broker-Dealer agree to train, supervise and be responsible for the conduct of their Registered Representatives in the solicitation and sale of the Contracts and for the supervision as to their strict compliance with Allmerica's written rules and procedures, the NASD Rules of Fair Practice, and applicable rules and regulations of any other governmental or other agency that has jurisdiction over the offering for sale of the Contracts.

                   General Agent and Broker-Dealer shall take reasonable steps to ensure that their Registered Representatives shall not make recommendations to an applicant to purchase a Contract subject to registration under the '33 Act in the absence of reasonable grounds to believe that the purchase of such
                   Contract is suitable for   such applicant.  Such
                   determination will be based upon, but will not be limited to, information furnished to the Broker-Dealer by a Registered Representative after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs.

                   General Agent and Broker-Dealer agree that Registered Representatives shall conduct their business with respect to the Contracts at all times in compliance with all applicable federal and state laws and regulations and shall be subject to a standard of conduct including, but not limited to, the following:

                   (a) A Registered Representative shall not solicit or participate in the sale of the Contracts in any jurisdiction until such Registered Representative is trained and licensed.

                   (b) A Registered Representative shall not solicit for the sale of registered Contracts without delivering the then currently effective prospectus for such Contracts and any then applicable amendments or supplements thereto, including the current prospectus(es) for any fund(s) in which Contract separate account(s) invest.

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AGREEMENTS

BY ALLMERICA       (c)  A Registered Representative shall have no authority to advertise for or on behalf of the Insurance Companies or Allmerica without express written authorization from Allmerica.
                   SECTION 5. Allmerica agrees that at all times while this Agreement remains in force that it shall be a registered broker-dealer under the '34 Act and be a member in good standing of the NASD.

                   During the term of this Agreement, Allmerica will provide to, or cause to be provided to, General Agent and Broker-Dealer, without charge, with as many copies of the prospectus(es) for the Contracts (and any amendments, or
                   supplements thereto), the current   prospectus(es) for any
                   underlying fund(s) and applications for the Contracts as General Agent and Broker-Dealer may reasonably request. Upon termination of the Agreement, any prospectuses, applications, and other materials and supplies furnished by Allmerica to General Agent and Broker-Dealer shall be promptly returned to Allmerica. Alternatively, at the option of the General Agent and Broker-Dealer, such materials may be destroyed by the General Agent or Broker-Dealer rather than returned to Allmerica.

                   Allmerica agrees to promptly notify and supply (or caused to be supplied) General Agent and Broker-Dealer with a reasonable number of all newly declared effective prospectus(es) for the Contracts and any amendments or supplements thereto.

SUBMISSION OF      Allmerica agrees to keep General Agent and Broker-Dealer
APPLICATIONS;      informed of all  jurisdictions in which the Insurance
DELIVERY OF        Companies are licensed to sell the Contracts  and in which
CONTRACTS;         the Contracts may be offered for sale.
REJECTED
BUSINESS           SECTION 6.  Broker-Dealer will advise Insurance Companies of any and all instances, based upon information provided to
                   Broker-Dealer by Registered Representatives, of an
                   applicant's purchase appearing to not meet the suitability standards of the Broker- Dealer.  Applications will be
                   returned within five days of receipt by Insurance Companies unless Broker-Dealer is provided additional information by
                   Registered Representative relative to adequate suitability.
                   General Agent or Broker-Dealer will submit, or cause to be submitted, directly to the Principal Office of the Insurance
                   Companies all Contract applications solicited by Registered
                   Representatives.  General Agent or Broker-Dealer will
                   deliver, or cause to be delivered, within 10 days of the
                   date of issue all Contracts issued on applications submitted by General Agent, Broker-Dealer or their Registered
                   Representatives.  General Agent or Broker-Dealer will
ILLUSTRATIONS      promptly return, or cause to be returned, to the Insurance
AND PROPOSALS      Companies any Contract which is declined by the applicant or which cannot be delivered within the time permitted by the issuing Insurance Company's rules.

                   SECTION 7. General Agent, Broker-Dealer and Registered Representatives will not furnish any prospective Contract owner with an illustration of the financial or other aspects of a Contract or a proposal for a Contract unless the same has been either furnished by the Insurance Companies or prepared from computer software or other

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                   material furnished or approved by the Insurance Companies.
                   Any illustration or proposal will conform to standards of
                   completeness and accuracy established by the Insurance
                   Companies.  If the proposal or illustration was not furnished by the Insurance Companies, General Agent or Broker-Dealer
ACCOUNTING         will retain in its records for availability to the Insurance
FOR FUNDS          Companies a copy thereof or the means to duplicate the
COLLECTED          same.  Any computer software or materials furnished by either
                   Insurance Company will be and remain its property.

                   SECTION 8.  In accordance with the rules of the Insurance
                   Companies, General Agent and Broker-Dealer will account for and remit promptly to the Principal Office of the Insurance
                   Companies all funds received or collected for or on behalf of either Insurance Company without deduction for any
                   commissions, or other claim General Agent, Broker-Dealer or
INDEMNIFICATION    any Registered Representative may have against either
                   Insurance Company or Allmerica and will make such reports and file such substantiating documents and records as the Insurance Companies may reasonably require.

                   SECTION 9. General Agent and Broker-Dealer, jointly and severally, shall indemnify and hold Allmerica and the Insurance Companies and their officers, directors and employees harmless from any liability arising from any act or omission of General Agent, Broker-Dealer or of any affiliate of General Agent or Broker-Dealer, or any officer, director, employee of General Agent or Broker-Dealer or of their Registered Representatives, including but not limited to, any fines, penalties, reasonable attorney's fees, costs of settlement, damages or financial loss.

                   Allmerica and Insurance Companies, jointly and severally, shall indemnify and hold harmless the General Agent and Broker-Dealer and their directors, officers, employees and agents from and against any damages, losses, liabilities, claims, charges, reasonable attorney's fees, or other expenses or costs arising from or in connection with any claim, action, or proceeding relating to or arising from (i) any act or omission or any negligent or intentional misconduct by Allmerica and/or Insurance Companies relating to the subject matter of this Agreement; (ii) the failure of Allmerica and/or Insurance Companies to comply with the terms of this Agreement; or (iii) Allmerica's and/or the Insurance Companies' breach of any warranty, representation or covenant of this Agreement.

                   With respect to any demand or proceeding involving a matter ("Indemnification Matter") against which a party(ies) to this Agreement ("Indemnitee") is indemnified by Allmerica and the Insurance Companies or the General Agent and Broker-Dealer, whichever is appropriate ("Indemnitors") under this Section 9, the Indemnitors shall be solely responsible, at their sole expense, for litigating, defending or otherwise attempting to resolve such demand or proceeding, and the Indemnitee shall fully cooperate with the Indemnitors and counsel in their efforts to litigate, defend or otherwise attempt to resolve such demand or proceeding, and the Indemnitee shall have the right to participate therein at its sole expense, to the extent permitted by law, through counsel of its own choice. The Indemnitors shall

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                   not agree to any settlement without the Indemnitee's prior written consent, which consent shall not be unreasonably withheld.

                   With respect to each Indemnification Matter:

                        Within 10 days after the Indemnitee receives documents pertaining to any demand or proceeding constituting such Indemnification Matter, or within such shorter period of time as may be necessary under the circumstances to avoid prejudice to the Indemnitors' rights, the Indemnitee shall give notice to the Indemnitors of the nature of such indemnification Matter and shall deliver to the Indemnitors copies of all such documents.

                        Within 10 days after a final agreement is reached or a final judgment is rendered with respect to such Indemnification Matter, the Indemnitors shall pay to the Indemnitee any amounts to which the Indemnitee is entitled under this Section 9.

                   If a Contract is not delivered to the Contract owner within
                   10 days of the date of  issue of the Contract and if after delivery the owner returns the Contract to the Insurance
                   Company and receives a full refund of all payments made, in any  situation where the failure to deliver in a timely
                   manner was due to the inaction or negligence of the General
                   Agent, the Broker-Dealer or a Registered Representative, the
                   difference between the payments refunded and the cash value of the Contract on the date the Contract is received by the
                   Insurance Company at its Principal Office shall be
                   reimbursed to the Insurance Company by the General Agent or
                   Broker-Dealer in any case where the cash value is less than the payments refunded.  Any such reimbursement shall be paid
COMMISSION         to the affected  Insurance Company within 30 days of receipt
REFUNDS            of a written request for payment.

                   The provisions of this Section 9 shall survive termination of this Agreement.

BASIS OF           SECTION 10.  If a Contract owner rescinds a Contract or
COMPENSATION       exercises a right to surrender a Contract for return of all payments made, General Agent or Broker-Dealer will repay the appropriate Insurance Company the amount of any commissions received on the payments returned within 30 days of receipt of a written request for repayment.

                   SECTION 11.  While this Agreement remains in force, the
TIME OF PAYMENT    Insurance Companies agree to pay General Agent and/or
OF COMMISSIONS     Broker-Dealer commissions in accordance with the Commission
                   Schedule(s) attached hereto and incorporated herein, from which amounts General Agent and Broker-Dealer agree to pay their Registered Representatives. Commission payments will be made for each Contract issued pursuant to an application solicited by duly appointed Registered Representatives.

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TERMINATION

                   SECTION 12. A payment will not be considered made until it has been received by the Insurance Company at its Principal Office. On payments made, commissions will be paid at regular intervals in accordance with the written rules of the Insurance Companies.

                   SECTION 13. This Agreement shall automatically terminate immediately and without notice upon General Agent's or Broker-Dealer's ceasing to comply with any of the terms and conditions of this Agreement or upon the dissolution, bankruptcy or insolvency of General Agent or Broker-Dealer.

                   Whether or not there is a breach of this Agreement, General Agent, Broker-Dealer or Allmerica may terminate this Agreement by giving thirty (30) days' advance written notice to the other parties of such termination. PROVIDED, HOWEVER, that any such termination by Allmerica shall require the written consent of Broker-Dealer and General Agent.

                   In the event of termination, Allmerica, the Insurance Companies, Broker-Dealer and General Agent shall agree on the wording of any notices to be sent to any person or Contractholder, subject to the requirements of applicable laws and regulations concerning any matter within the scope of this Agreement, including replacement of the General Agent.

                   Upon termination of this Agreement all authorizations,
RIGHT OF SET-OFF   rights and obligations shall cease except the obligation to pay commissions due on payments received prior to termination for Contracts in effect on the date of termination, or for Contracts to be issued pursuant to applications received by the Insurance Companies prior to termination. Except as provided in the preceding sentence, no further commissions shall be paid after termination of this Agreement.

                   SECTION 14.  Allmerica and the Insurance Companies will have a lien on any commissions payable under this Agreement,
                   whether or not such payments are now due or hereafter become due, and may apply any such monies to the satisfaction of
                   any indebtedness to Allmerica or either Insurance Company
WAIVER AND         arising under this Agreement, to the extent permitted by law.
MODIFICATION
                   Allmerica and the Insurance Companies can only exercise this lien upon thirty (30) days' advance written notice to the General Agent and Broker-Dealer and such written notice shall set forth the basis of the exercise of any such lien.

                   SECTION 15. No waiver by any party of any default by another in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other covenant, promise, term or condition hereof. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. Except as otherwise provided within the Agreement, this Agreement may be modified only by a written agreement duly

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ASSIGNMENT         signed by the persons authorized to sign agreements on
                   behalf of the parties. This Agreement and the attached Schedules constitutes the entire agreement between the parties with regard to this subject matter. The word "Agreement" shall be understood to include any and all Addenda attached in accordance with the terms and conditions herein provided.


                   SECTION 16.  This Agreement and the rights, duties and
                   obligations of the parties hereto shall not be assignable by either without prior written consent of the other parties, and any purported assignment shall be void, EXCEPT that the
                   General Agent or the Broker-Dealer shall be permitted to
RESERVATION OF     assign the Agreement or any interest they may have in the
RIGHT TO CHANGE    Agreement to their ultimate parent holding company and any affiliate or subsidiary of the General Agent, the Broker-Dealer, or their ultimate parent holding company, upon notice to but without obtaining the consent of Allmerica and the Insurance Companies. Any assignee shall be appropriately licensed and shall comply with all applicable insurance laws and regulations.

                   SECTION 17.  Allmerica reserves the right at any time, and from time to time, to change prospectively the terms and
                   conditions of this Agreement.  PROVIDED, HOWEVER, that
                   Allmerica agrees that any such unilateral changes shall be limited to the following:  (i) changes which Allmerica
                   determines are reasonably necessary to comply with any
                   federal or state legislative or regulatory requirements,
                   (ii) amendments related to changes in Allmerica's and/or the
                   Insurance Companies' product line, contracts or distribution structure affecting all broker-dealers and general agents
                   involved in the solicitation and servicing of variable life insurance or variable annuity contracts substantially the
                   same as the Contracts described in this Agreement or (iii)
                   changes in Contract commission rates.  Any change will
                   become effective on the date specified in a notice or, if
                   later, thirty (30) days after the notice is given to General
                   Agent and Broker-Dealer.  However, the requirement to give
COMPLAINTS AND     advance notice shall not apply if the change becomes
INVESTIGATIONS     necessary or expedient by reason of legislation or the
                   requirements of any governmental body and, in the opinion of Allmerica, it is not reasonably possible to meet the thirty day requirement. Changes will not be retroactive and will apply only to life insurance coverage solicited or annuity payments made on or after the effective date of the change.

                   SECTION 18. General Agent, Broker-Dealer, Allmerica and the Insurance Companies agree to cooperate fully in any customer complaint, insurance or securities regulatory proceeding or judicial proceeding with respect to General Agent, Broker-Dealer, Allmerica, the Insurance Companies, their affiliates or their Registered Representatives to the extent that such customer complaint or proceeding is in connection with Contracts marketed under this Agreement. Without limiting the foregoing:

                   (a) General Agent and Broker-Dealer will be notified promptly by Allmerica or the Insurance Companies of any written customer complaint or notice of any regulatory proceeding or judicial proceeding of which they become aware

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                        including General Agent, Broker-Dealer or any Registered
                        Representative which may be related to the issuance of any Contract marketed under this Agreement. General Agent or Broker-Dealer will promptly notify Allmerica and the Insurance Companies of any written customer complaint, or notice of any regulatory proceeding or judicial proceeding received by General Agent or Broker-Dealer related to any Contract marketed under this Agreement or any activity in connection with any such Contract(s).

                   (b)  In the case of a customer complaint, General Agent,
                        Broker-Dealer, Allmerica and the Insurance Companies
CONFIDENTIALITY         will cooperate in investigating such complaint and any
                        proposed response to such complaint will be sent to the other parties of this Agreement for approval not less than five (5) business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile transmission.

                   SECTION 19. Allmerica and the Insurance Companies agree that the names and addresses of all customers and prospective customers of General Agent and Broker-Dealer and of any company or person affiliated with General Agent or Broker-Dealer, and the names and addresses of any Registered Representatives of General Agent and Broker-Dealer which may come to the attention of Allmerica or the Insurance Companies exclusively as a result of its relationship with General Agent and Broker-Dealer or any affiliated company and not from any independent source, are confidential and shall not be used by Allmerica, the Insurance Companies, or any company or person affiliated with Allmerica or the Insurance Companies, nor divulged to any party for any purpose whatsoever, except as may be necessary in connection with the administration and marketing of the Contracts sold by or through General Agent, including responses to specified requests to the Insurance Companies for service by Contract owners or efforts to prevent the replacement of such Contracts or to encourage the exercise of options under the terms of the Contracts. In no event shall the names and addresses of such customers, prospective customers and Registered Representatives be furnished by Allmerica or the Insurance Companies to any other company or person, including but not limited to, any of their managers, registered representatives, or brokers who are not Registered Representatives of Broker-Dealer, any company affiliated with Allmerica or the Insurance Companies or any manager, agency, or broker of such company, or any securities broker-dealer or any insurance agent affiliated with such broker-dealer. The intent of this section is that Allmerica, the Insurance Companies or companies or persons affiliated with them shall not utilize, or permit to be utilized, their knowledge of General Agent, Broker-Dealer or of any affiliated companies which is derived exclusively as a result of the relationships created through the sale of the Contracts.

                   Should General Agent and/or Broker-Dealer or any affiliate or subsidiary thereof make available customer information of any type to Allmerica and Insurance Companies for purposes contemplated pursuant to this Agreement, Allmerica and


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                   Insurance Companies acknowledge that General Agent and
                   Broker-Dealer, their affiliates or subsidiaries, as the case may be, are the owners and have the exclusive right to all such customer lists, records (in writing or in other form) or other information (including originals, copies or any derivative material of any of the foregoing documents) relating to customers or clients of General Agent and/or Broker-Dealer, their affiliates or subsidiaries ("Customers"). Allmerica and Insurance Companies agree that they will not knowingly solicit Customers for any other products or services offered by Allmerica and Insurance Companies, their subsidiaries, affiliates or any third party without the prior written consent of General Agent and Broker-Dealer, their subsidiaries or affiliates, which consent may be unreasonably withheld.

                   Information obtained by Allmerica and/or Insurance Companies in regard to Contracts issued by Allmerica and/or Insurance Companies shall remain the property of Allmerica and/or Insurance Companies.

                   Notwithstanding the foregoing provisions of this Section 19, nothing herein shall prohibit Allmerica, the Insurance Companies or any company or person affiliated with Allmerica or the Insurance Companies from (i) seeking business relationships and entering into separate sales agreements with Registered Representatives of Broker-Dealer if the names of said Registered Representatives were obtained from independent sources and not exclusively as a result of Allmerica's relationship with General Agent and Broker-Dealer; (ii) from entering into separate sales agreements with Registered Representatives of Broker-Dealer upon the request and at the initiation of said Registered Representatives; or (iii) divulging the names and addresses of any Customers, prospective customers, Registered
BONDING Representatives, or other companies or persons described in the preceding paragraph in connection with any customer complaint or insurance or securities regulatory proceeding described in Section 18.

                   The terms of this Section 19 shall survive termination of this Agreement.
NOTICES
                   SECTION 20. General Agent and Broker-Dealer represent that all of their directors, officers, employees and Registered Representatives are and shall be continuously covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond shall be, at least, of the form, type and amount required under the NASD Conduct Rules.

                   SECTION 21. All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be deemed given when deposited with the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, to the last address of record of the party being notified which is maintained by the other party in the ordinary course of business. Each party agrees to notify the others immediately in writing of any claims, demands or actions having any bearing on this Agreement. Until further notice, all notices to Insurance Companies and Allmerica shall be sent to the address specified on page 1 of this

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                   Agreement.  Until further notice, all notices to the
                   Broker-Dealer shall be addressed to Chase Investment Services Corp., 55 Water Street, New York, NY 10041,
                   Attention: Gary Johnson, Vice President, and all notices to the General Agent shall be addressed to Chase Insurance Agency, Inc., 802 Delaware Avenue, 12th Floor, Wilmington, DE 19801, Attention: Thomas Molitor, Vice President.
AUDIT
                   Notwithstanding the foregoing, proper notice shall also be effective and deemed given when sent if given by facsimile transmission, provided that such transmission is followed by an original of the notice mailed within three (3) business days of the date of the sending of the facsimile transmission postage prepaid, registered or certified mail, return receipt requested, as described above.

                   SECTION 22.  General Agent and Broker-Dealer shall have the right upon reasonable written notice to Allmerica and the
                   Insurance Companies during regular business hours, to audit all the records and practices of Allmerica and the Insurance
                   Companies relating to the business contemplated hereunder in order to determine if Allmerica and the Insurance Companies are complying with the terms of this Agreement, including
USE OF NAME        the payment of compensation.  General Agent and
                   Broker-Dealer will have the right to inspect and copy all
                   such records at their own expense.  At General Agent's and
                   Broker-Dealer's option, such audit may be conducted by
                   designated personnel or an independent auditor selected by
                   General Agent and Broker-Dealer.  Any such audit shall be
                   conducted in a manner that avoids any material disruption of
                   Allmerica's or the Insurance Companies' business.
REPRESENTATIONS
AND WARRANTIES     SECTION 23.  Neither Allmerica nor the Insurance Companies
                   shall use the name "Chase Manhattan Bank", "Chase Investment
                   Services Corp.", "Chase Insurance Agency, Inc.", "Chase" or any derivative thereof, in any manner whatsoever without the express prior written consent of Broker-Dealer, General
                   Agent and The Chase Manhattan Bank, which consent may be withheld in their sole and absolute discretion.

                   SECTION 24. In order to induce Broker-Dealer and General Agent to enter into and to perform their obligations under this Agreement, Allmerica and Insurance Companies represent and warrant to Broker-Dealer and General Agent that:

                   (a) Allmerica and First Allmerica are corporations duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Allmerica Financial Life is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Allmerica and the Insurance Companies are qualified and licensed to do business and are in good standing in each state where the nature of their business requires such qualification; have all requisite corporate right, power and authority to own and lease their properties, to carry on their business in the manner in which it is now conducted and to enter into, execute and deliver this Agreement and to perform their obligations hereunder; and have completed all corporate proceedings

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                        necessary to authorize the execution and delivery of
                        this Agreement and the performance of their obligations hereunder;

                   (b) The execution and delivery by Allmerica and Insurance Companies of this Agreement and the performance of all of their obligations hereunder will not violate any provisions of their Articles of Incorporation or By-laws;

                   (c) This Agreement will constitute a valid and binding obligation of Allmerica and Insurance Companies, fully enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and by general equity principles;

                   (d) The execution and delivery by Allmerica and Insurance Companies of this Agreement and the performance by Allmerica and Insurance Companies of all of their obligations hereunder will not violate or result in the breach of any material term or provision of, constitute a material default under or permit the acceleration of maturity under, any material governmental or judicial order, judgment or decree, or any material loan agreement, debenture, mortgage, deed of trust or other agreement or instrument, to which Allmerica and/or Insurance Companies is a party or by which it is bound;

                   (e) There is no material threatened or pending legal proceeding or government action to which Allmerica and/or Insurance Companies is a party or to which any of their property is subject which could materially and adversely affect the ability of Allmerica and Insurance Companies to enter into this Agreement and/or to perform all of their obligations hereunder;

                   (f) Allmerica and Insurance Companies have complied with and are not in default in any material respect under any laws, ordinances, requirements, regulations, orders or decrees of any court, commission, board or other administrative body or governmental agency having jurisdiction in respect of the conduct of their business which could materially and adversely affect their ability to enter into this Agreement and to perform all of their obligations hereunder;

                   (g)  All (i) insurance products issued by Insurance
                        Companies hereunder, and (ii) all compensation payable
                        hereunder to Broker-Dealer or General Agent, comply
CHANGE OF               with all applicable laws, regulations and rulings, and
CONTROL -               are or shall be filed with and approved by all
RIGHT OF                administrative agencies as required by law; and
TERMINATION
                   (h)  All materials, including but not limited to
                        advertising, promotional, software, sales illustrations, and prospectuses, whether electronic, written or otherwise, provided by Allmerica and/or
                        Insurance Companies, are current,

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

                        free from any known defects and comply with all applicable laws, regulations and rulings, and are or shall be filed with and approved by all administrative agencies as required by law.

CHOICE             SECTION 25.  The Broker-Dealer and General Agent may
OF LAWS            terminate this Agreement if:  there is a transfer (i) of
                   stock or assets of the Insurance Companies which would
                   effect a change in control of such insurers, or (ii) by
                   reinsurance or otherwise of ten percent or more of the
CAPTIONS           Insurance Companies' insurance in force.  The term "control"
                   means the possession, direct or indirect of the power to
                   direct or cause the direction of the management and policies of the Insurers, whether through the ownership of voting
                   securities, by contract or otherwise.  Control shall
                   conclusively be deemed to exist if any person directly or
EFFECTIVENESS;     indirectly owns, controls or holds with the power to vote
ENTIRE             ten percent or more of the voting securities of the
CONTRACT;          Insurance Companies or any person(s) controlling such
PRIOR              insurers.
AGREEMENTS
                   SECTION 26. The laws of the State of New York shall govern all matters concerning the validity, performance and integration of this Agreement.

                   SECTION 27. Captions are used for informational purposes only and no caption shall be construed to affect the substance of any provision of this Agreement.

                   SECTION 28. This Agreement contains the entire contract between the parties. Upon execution it will replace all previous agreements between General Agent or Broker-Dealer and Allmerica and the Insurance Companies, or any of them, relating to the solicitation of Contracts. It is hereby understood and agreed that any other agreement or representation, commitment, promise or statement of any nature, whether oral or written, relating to or purporting to relate to the relationship of the parties is hereby rendered null and void.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate to take effect on its effective date.

For:   CHASE INSURANCE AGENCY, INC.      For:   ALLMERICA INVESTMENTS, INC.

By:  /s/ Joseph D. Picarello             By: /s/ Emil J. Aberizk Jr.
   --------------------------------         ----------------------------------
Name: Joseph D. Picarello                Name: Emil J. Aberizk Jr.
   --------------------------------         ----------------------------------
Title: Vice President                    Title: Compliance Officer
   --------------------------------         ----------------------------------
Date: 1/28/98                            Date: 2/19/98
   --------------------------------         ----------------------------------
















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For:   CHASE INVESTMENT SERVICES CORP.   For: FIRST ALLMERICA FINANCIAL LIFE
                                              INSURANCE COMPANY AND ALLMERICA
                                              FINANCIAL LIFE INSURANCE AND
                                              ANNUITY COMPANY


By:  /s/ Arden D. Down                   By: /s/ Emil J. Aberizk Jr.
   --------------------------------         ----------------------------------
Name: Arden D. Down                      Name: Emil J. Aberizk Jr.
   --------------------------------         ----------------------------------
Title: Vice President                    Title: Compliance Officer
   --------------------------------         ----------------------------------
Date: 2/5/98                             Date: 2/19/98
   --------------------------------         ----------------------------------






















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